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                                                                   EXHIBIT 23.1

                        INDEPENDENT AUDITORS' CONSENT

  We consent to the incorporation by reference in this Registration Statement of Restoration Hardware, Inc. on Form S-1 of our report dated April 16, 1998 for Michael's Concepts in Wood, Inc. and of our report dated April 6, 1998, May 27, 1998, as to the last two paragraphs of Note 10, and June 16, 1998, as to Note 11 (which expresses an unqualified opinion and includes an explanatory paragraph relating to the restatement described in Note 11) for Restoration Hardware, Inc., and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

San Francisco, California
June 18, 1998